AMENDED AND RESTATED

OPERATING AGREEMENT
OF
PLACE DES ARTS LLC

THIS OPERATING AGREEMENT (the "Operating Agreement") is made and entered into in accordance with the Florida Limited Liability Company Act (the "Act") and subject to the Articles of Organization, which were effective on the 16th day of December, 2002, with the Florida Department of State. The Members of Place des Arts LLC adopt the following amended and restated operating agreement as of the 6th day of May 2005("Effective Date") regarding the conduct of the business and affairs of Place des Arts LLC, a Florida limited liability company (hereinafter "the Company").

SECTION 1
THE COMPANY

1.1 Definitions. Capitalized words and phrases used in this Amended and Restated Operating Agreement have the following meanings:

1.1.1. "Act" means the Florida Limited Liability Company Act, Chapter 608, as amended from time to time (or any corresponding provisions of succeeding law).

1.1.2. "Articles" means the Articles of Organization filed with the Florida Department of State pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

1.1.3. "Articles of Dissolution" means a certificate filed in accordance with the Florida Limited Liability Company Act Section 608.446.

1.1.4. "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy."

a. "Voluntary Bankruptcy" means, with respect to any Person (i) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or, (iii) corporate action taken by such Person to authorize any of the actions set forth above.

b. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within 90 days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within 90 days.

1.1.5. "Business" means the business of operating and managing Place des Arts LLC and any business now engaged in by the Company or contemplated by the Company.

1.1.6. "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

1.1.7. "Company" means the limited liability company formed pursuant to this Amended and Restated Operating Agreement and the Articles and the limited liability company continuing the business of this Company in the event of dissolution of the Company as herein provided.

1.1.8. "Debt" means (i) any indebtedness for borrowed money or the deferred purchase price of property, provided that Debt shall not include obligations in respect to any accounts payable that are incurred in the ordinary course of the Company's business and are not delinquent or are being contested in good faith by appropriate proceedings.

1.1.9. "Dissolution Event" shall have the meaning set forth in Section 10.1 hereof.

1.1.10 "Excess Cash Flow" means any money remaining after a refinancing or similar transaction..

1.1.11. "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

1.1.12. "Involuntary Bankruptcy" has the meaning set forth in the definition of Bankruptcy.

1.1.13. "Liquidation Period" has the meaning set forth in Section 10.7 hereof.

1.1.14. "Liquidator" has the meaning set forth in Section 10.6 hereof.

1.1.15. "Manager (s)" means the Person elected by the Members to serve as the Manager.

1.1.16. "Member" means any Person (i) who is referred to as such in Schedule A hereto attached, or who has become a substituted Member pursuant to the terms of this Amended and Restated Operating Agreement; and, (ii) who has not ceased to be a Member. There shall be two types of Members consisting of "Class A Members" who own and hold Class A Units and

"Class B Members" who own and hold Class B Units. Unless specified otherwise, the term Member shall include both Class A and Class B Members.

1.1.17. "Membership Interest" and/or "Percentage Interest" means a Member's percentage of Units reflected in Schedule A hereto attached.

1.1.18. " Operating Agreement" means the Operating Agreement of Place des Arts LLC including all Exhibits and Schedules attached hereto, as amended from time to time.

1.1.19. "Person" means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

1.1.20. "Reconstitution Period" has the meaning set forth in Section 10.1.2 hereof.

1.1.21. "Treasury Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

1.1.22. "Securities Act" means the Securities Act of 1933, as amended.

1.1.23. "Super Majority" means a vote of at least 81% (Majority = 51%) of the Members authorized to vote herein.

1.1.24. "Tax Matters Member" has the meaning set forth in Section 7.3.1 hereof.

1.1.25. "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

1.1.26. "Units or Unit" means any Membership Interest in the Company representing a Capital Contribution of $1.00, including any and all benefits to which the holder of such Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. The Company shall have a total of 300 Units which shall be divided into two (2) classes consisting of "Class A Units" and "Class B Units".

a. "Class A Units" shall have unlimited voting rights, shall be entitled to an allocation of interest as set forth in Section 3 and a right to share interest in the profits, gains or losses of the Company as set forth in Section 4.

b. "Class B Units" shall have the following rights:

i) Class B Units shall be entitled to an allocation of interest as set forth in Section 3 and a right to share interest in the profits, gains or losses of the Company as set forth in Section 4;

ii) Class B Units shall only have the right to vote on those items set forth on Section 6.2 and those items requiring a vote of all Members or a Super Majority of the Members;

1.1.27. "Voluntary Bankruptcy" has the meaning set forth in the definition of "Bankruptcy."

1.2 Name. The name of the Company shall be Place des Arts LLC and all business of the Company shall be conducted in such name. The Manager may change the name of the Company upon 10 days written notice to the Members.

1.3 Company's Purpose; Powers.

1.3.1 The purposes of the Company is (i) to purchase and develop the real property located at 301 Hendricks Isle, Ft Lauderdale, FL (ii) to make such additional investments and engage in such additional activities as the Members may approve; and, (iii) to engage in any and all activities related or incidental to the purposes set forth in clauses (i) and (ii) herein.

1.3.2. The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 1.3.1. hereof and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Managers pursuant to Section 5 hereof.

1.4 Principal Place of Business. The principal place of business of the Company shall 3326 Mary Street, Suite 601, Miami, FL 33133. The Managers may change the principal place of business of the Company to any other place within or without the State of Florida upon ten (10) days notice to the Members. The registered office of the Company in the State of Florida is located at 3326 Mary Street, Suite 601, Miami, FL 33133.

1.5 Term. The term of the Company shall commence on the date the articles of organization of the Company (the "Articles") are filed with the Florida Department of State in accordance with the Act and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event, as provided in Section 10 hereof.

1.6 Filings; Agent for Service of Process.

1.6.1. The Managers are hereby authorized to and shall cause the Articles to be filed with the Florida Department of State in accordance with the Act. The Managers shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Florida, including the preparation and filing of such amendments to the Articles and such other documents, instruments and publications as may be required by law, including, without limitation, action to reflect:

a. a change in the Company name;

b. a correction of false or erroneous statements in the Articles or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or,

c. a change in the time for dissolution of the Company as stated in the Articles and in this Amended and Restated Operating Agreement.

1.6.2. The Members and the Managers shall execute and cause to be filed original or amended articles and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

1.6.3. The registered agent for service of process on the Company in the State of Florida shall be World Corporate Services, Inc., 2665 South Bayshore Drive, Suite 703, Miami, Florida 33133 or any successor as appointed by the Members in accordance with the Act.

1.6.4. Upon the dissolution and completion of the winding up and liquidation of the Company in accordance with Section 10, the Managers shall promptly execute and cause to be filed articles of dissolution in accordance with the Act and the laws of any other jurisdictions in which the Managers deem such filing necessary or advisable.

1.7 Title to Property. All property or distributorship rights owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in his or her individual name, and each Member's interest in the Company shall be treated as personal property for all purposes. At all times after the Effective Date, the Company shall hold title to all of its property in the name of the Company and not in the name of any Member. The Members hereby agree that no Member, nor any successor in interest to any Member, shall have the right while this Amended and Restated Operating Agreement remains in effect, including, without limitation, during the period the Company is in liquidation following any dissolution, to have any Company asset partitioned, or to file a complaint or institute any proceedings at law or in equity to have such asset partitioned; and each Member, on behalf of himself, herself, his successors, her successors, successors-in-title, and assigns, hereby waives any such right.

1.8 Payments of Individual Obligations. The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

1.9 Independent Activities; Transactions with Members.

1.9.1. The Managers shall be required to devote his full time to the affairs of the Company as may be necessary to manage and operate the Company.

1.9.2. Insofar as permitted by applicable law, neither this Amended and Restated Operating Agreement nor any activity undertaken pursuant hereto shall prevent any Member or Manager from engaging in whatever activities chosen, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member, or require any Member or Manager to permit the Company or any other Member to participate in any such activities, and as a material part of the consideration for the execution of this Amended and Restated Operating Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

1.9.3. To the extent permitted by applicable law and subject to the provisions of this Amended and Restated Operating Agreement, the Managers are hereby authorized to cause the Company to purchase property from, sell property to or otherwise deal with any Member or Manager, provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been made with an independent third party and the transaction is consummated in accordance with this Amended and Restated Operating Agreement.

1.11. The Company must comply with the following requirements (the "Project Requirements"):

(a) The Class A Members agree the Construction Loan shall be personally and unconditionally guaranteed by the Class A Members, if necessary.
(b) The Company shall maintain the Debt current at all times.
(d) The Company shall have ninety (90) days to cure any breaches of subsections (a)-(c) above.

SECTION 2
MEMBERS' CAPITAL CONTRIBUTIONS

2.1 Ownership. The name, address, Percentage Interest of each Member and number of Units owned by each Member are listed on Schedule A, which is attached hereto.

2.2 Additional Capital Contributions. The Managers, upon a majority vote of the Members, may require Additional Capital Contributions by those Members who have not conveyed, sold, donated, or otherwise transferred, whether directly or in trust or escrow, their shares to anyone, in order to accomplish the affairs of the Company and to maximize shareholder value. Any additional Capital Contributions, as determined by the majority of the Members, must be paid on demand to the Company, in proportion to each Member's percentage interest in the Company.

2.3 Capital Account. A Capital Account shall be maintained for each Member in accordance with Code Section 704(c), and such account shall be adjusted annually to reflect (i) additions or withdrawals of capital by any Member and (ii) allocations of profit, loss or gain allocated to such Member in accordance with Section 3, below. Capital Accounts shall be adjusted at the end of each calendar year, or more frequently at the direction of the Managers. No Member shall be permitted to withdraw any capital from its Capital Account without the approval of Super Majority of the Members.

SECTION 3
ALLOCATIONS

3.1 Allocations. All Excess Cash Flow, gains, profits, losses and credits of the Company shall be allocated as follows in the following order of priority:

3.1.1 First, 100% of the Excess Cash Flow, gains, profits, losses and credits of the Company shall be allocated pro rata among the Class A Members in proportion to each Class A Member's respective positive Capital Account until all Class Members' Capital Accounts are reduced to zero.

3.1.2 The remaining 100% of the Excess Cash Flow, gains, profits, losses and credits shall be allocated to the Class A Members and Class B Members in accordance with their respective Percentage Interest.

3.1.3 The allocations set forth in Sections 3.1 shall be referred to herein as the "Preferred Allocations". The allocations set forth in Section 3.2 shall be referred to herein as the "Common Allocations"

SECTION 4
DISTRIBUTIONS

4.1 Distributions. The Managers shall make distributions of Excess Cash Flow, gains, profits, losses and credits of the Company, no less than annually, in the following priority:

4.1.1 First, 100% of the Excess Cash Flow, gains, profits, losses and credits of the Company shall be distributed to the Class B Members until Class B Member's positive Capital Accounts is reduced to zero.

4.1.2 The remaining 100% of the Excess Cash Flow, gains, profits, losses and credits shall be distributed to the Class A Members in accordance with their respective Percentage Interest.

4.1.3 The distributions set forth in Sections 4.1.1 shall be referred to herein as the "Preferred Payments". The allocations set forth in Section 4.1.2 shall be referred to herein as the "Common Payments"

4.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Amended and Restated Operating Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

4.3 Limitations on Distributions.

4.3.1. The Company shall make no distributions to the Members except (i) as provided in this Section 4 and Section 10 hereof; or, (ii) as agreed to by a Super Majority of the Members.

4.3.2. A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Members on account of their capital contributions, would exceed the fair value of the Company's assets.

SECTION 5
MANAGEMENT

5.1 Manager.

5.1.1. The management of the Company shall be vested in the Manager designated by the Class A Members as provided in Section 5.2 hereof.

5.1.2. The number of Managers shall be two (2) unless otherwise provided herein. The managers of the Company shall be Carlos Mauricio Navarro and Eduardo Naranjo.

5.1.3. Each Class A Member shall have the right to appoint one Manager.

5.1.4 A Manager shall remain in office until removed by the Class A Member who appointed the Manager, or upon the resignation, disability or death of such Manager. The respective Class A Member shall replace the departing Manager by delivering to the Company a statement designating a successor Manager and setting forth such successor Manager's business addresses and telephone numbers.

5.1.5 A Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of being or having been the Manager of the Company.

5.1.6 A Manager shall have the power to delegate authority to such officers, employees, agents and representatives of the Company, as they may from time to time deem appropriate.

5.1.7. A Manager shall perform his duties as Manager in good faith, in a manner he reasonably believe to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of being or having been the Manager of the Company.

5.1.8. A Manager shall have the power to delegate authority to such officers, employees, agents and representatives of the Company, as they may from time to time deem appropriate.

5.1.9. The Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

5.2 Manager's Powers.

5.2.1. The Members hereby agree that only the Managers and agents authorized by the Manager shall have the authority to bind the Company as provided herein.

(a) All decisions made on behalf of the Company must be authorized and made by the unanimous vote of all the Managers.

(b) All bank documents, not including mortgage or finance instruments which require approval of all Managers, such as checks, wiring instructions etc. must be executed by a minimum of two (2) Managers.

5.2.2. Except as otherwise provided in this Amended and Restated Operating Agreement, all powers to control and manage the Business and affairs of the Company shall be exclusively vested in the Managers and the Managers may exercise all powers of the Company and do all such lawful acts as are authorized by statute, the Articles or this Amended and Restated Operating Agreement as directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions which the Managers deem necessary, useful or appropriate for the management and conduct of the Business, including exercising the following specific rights and powers:

(a) Conduct its business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all of the purposes for which it is organized;

(b) Make an investment or acquire by purchase, lease, or otherwise, any real or personal property ("Investment") which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(c) Make any expenditure deemed necessary, convenient or incidental to the accomplishment of the Company;

(d) Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Business, or in connection with managing the affairs of the Company, including, executing amendments to this Amended and Restated Operating Agreement and the Articles in accordance with the terms of this Amended and Restated Operating Agreement, both as Managers and, if required, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Managers;

(e) Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge, or other lien on any Company assets;

(f) Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company assets;

(g) Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

(h) Care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Amended and Restated Operating Agreement, and perform all matters in furtherance of the objectives of the Company or this Amended and Restated Operating Agreement;

(i) Contract on behalf of the Company for the employment and services of employees and/or independent contractors;

(j) Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or the Managers in connection with activities arising out of, connected with, or incidental to this Amended and Restated Operating Agreement, and to engage counsel or others in connection therewith; and,

(k) Indemnify a Member or Manager or former Member or Manager, and to make any other indemnification that is authorized by this Amended and Restated Operating Agreement in accordance with the Act.

5.2.3. All acts of the Managers, taken voluntarily and in good faith, subject to this Amended and Restated Operating Agreement, shall be authorized hereunder. Any acts of the Managers under duress or on behalf of any creditor of a Member shall not be authorized hereunder.

5.3 Duties and Obligations of the Managers.

5.3.1. The Managers shall cause the Company to conduct its business and operations separate and apart from that of any Member or the Managers, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or Managers; (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or the Managers, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Members; (iii) causing the Company to pay its liabilities from assets of the Company; and, (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

5.3.2. The Managers shall take all actions which may be necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Florida and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged; and, (ii) for the accomplishment of the Company's purposes, including the acquisition, development, maintenance, preservation, and operation of property in accordance with the provisions of this Amended and Restated Operating Agreement and applicable laws.

5.3.3. The Managers shall be under a fiduciary duty to conduct the affairs of the Company in the best interests of the Company and of the Members, including the safekeeping and use of all Company property and the use thereof for the exclusive benefit of the Company.

5.4 Indemnification of the Managers.

5.4.1. Unless otherwise provided in Section 5.4.4 hereof, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of the Company's property) shall indemnify, save harmless, and pay all judgments and claims against the Managers relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Managers in connection with the Business, including reasonable attorneys' fees incurred by the Managers in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred.

5.4.2. Unless otherwise provided in Section 5.4.4. hereof, in the event of any action by a Member against the Managers, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all expenses of the Managers, including reasonable attorneys' fees incurred in the defense of such action.

5.4.3. Unless otherwise provided in Section 5.4.4 hereof, the Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of the Managers, if for the benefit of the Company and in accordance with this Amended and Restated Operating Agreement the Managers makes any deposit or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and suffers any financial loss as the result of such action.

5.4.4. Notwithstanding the provisions of Sections 5.4.1, 5.4.2 and 5.4.3 above, such Sections shall be enforced only to the maximum extent permitted by law and the Managers shall not be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.

5.4.5. The obligations of the Company set forth in this Section 5.4 are expressly intended to create third party beneficiary rights of the Managers and any Member is authorized, on behalf of the Company, to give written confirmation to the Managers of the existence and extent of the Company's obligations to the Managers hereunder.

5.5 Bankruptcy, Other Circumstances, and Involuntary Assignment by Managers. A Manager shall not cease to be such by reason of any of the following: an order for relief against a Manager is entered under Chapter 7 of the federal bankruptcy law, or the Manager: (a) makes a general assignment for the benefit of creditors; (b) files a voluntary petition under the federal bankruptcy law; (c) files a petition or answer seeking for the Manager any reorganization arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (d) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Manager in any proceeding of this nature; or, (e) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Manager or of all or any substantial part of the Manager's properties. In

addition the following circumstance shall not cause a person to cease to be a Manager: 60 days after the commencement of any proceeding against the Manager seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within 60 days after the appointment without the Manager's consent or acquiescence of a trustee, receiver, or liquidator of the Manager or of all or any substantial part of the Manager's properties, the appointment is not vacated or stayed, or within 60 days after the expiration of any such stay, the appointment is not vacated.

SECTION 6
ROLE OF MEMBERS

6.1 Rights or Powers. The Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Amended and Restated Operating Agreement and, to the extent not inconsistent with this Amended and Restated Operating Agreement, in the Act.

6.2 Voting Rights. All Members with Class A Units shall be entitled to vote based on the number of Class A Units owned by each Class A Member upon any matter submitted to a vote of the Members and all Class B Members shall be entitled to vote only on those items set forth in this Section 6.2, Section 8 and Section 9 requiring the vote of all the Members and wherever a Super Majority Vote is required. Notwithstanding any other provision of this Amended and Restated Operating Agreement, the following actions require the approval of all Class A Members and Class B Members:

6.2.1. any amendment to this Amended and Restated Operating Agreement;

6.2.2. the continuation of the Company after a Dissolution Event;

6.2.3. any additional capital contributions to the Company;

6.2.4. transfer of any Units by a Member, except as otherwise permitted in this Amended and Restated Operating Agreement; and,

6.2.5. any change in the Company's capital structure, including the issuance of additional membership units, which would adversely affect the voting or equity rights of any Member.

6.3 Meetings of the Members.

6.3.1. Meetings of the Members may be called upon the written request of any Member or Manager. The call shall state the location of the meeting and the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than 7 days nor more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Amended and Restated Operating Agreement, such vote or consent may be given at a meeting of the Members. Except as otherwise expressly provided in this Amended and Restated Operating Agreement, the unanimous vote of the Members shall be required to constitute the act of the Members.

6.3.2. For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Manager or the Member requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than 30 days nor less than 10 days before any such meeting.

6.3.3. Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or the Member's attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

6.3.4. Notwithstanding this Section 6.3, the Company may take any action contemplated under this Amended and Restated Operating Agreement as approved by the consent of the Members, such consent to be provided in writing, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a written summary of the telephone conversation or facsimile communication sent by registered or certified mail, postage and charges prepaid, addressed as described in Schedule A attached hereto, or to such other address as such Person may from time to time specify by notice to the Members and the Manager.

6.4 Withdrawal/Resignation. Except as otherwise provided in Section 10 hereof, no Member shall demand or receive a return on or of its capital contributions or withdraw from the Company without the consent of all Members. Except as otherwise provided in the Act or this Amended and Restated Operating Agreement, upon resignation, any resigning member is entitled to receive only the distribution to which that Member is entitled under this Amended and Restated Operating Agreement, which shall be equal to the fair value of its Membership Interests in the Company as of the date of resignation. Under circumstances requiring a return of any capital contributions, no Member has the right to receive any property other than cash except as may be specifically provided herein.

6.5 Member Compensation. No Member shall receive any interest, salary or drawing with respect to its capital contributions or its capital account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Amended and Restated Operating Agreement.

6.6 Members' Liability. No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the Debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its capital contributions and shall not be required to restore a deficit balance in its capital account or to lend any funds to the Company or, after its capital contributions have been made, to make any additional contributions, assessments or payments to the Company, provided that a Member may be required to repay distributions made to it as provided in this Amended and Restated Operating Agreement or Section 608.426 of the Act.

6.7 Partition. While the Company remains in effect or is continued, each Member agrees and waives, on behalf of itself, its successors and its assigns, its right to have any of the Company's property partitioned, or to file a complaint or to institute any suit, action or proceeding at law or in equity to have

any of the Company's property partitioned.

6.8 Confidentiality. Except as contemplated hereby or required by a court of competent authority, each Member shall keep confidential and shall not disclose to others without the prior written consent of all Members any information which (i) pertains to this Amended and Restated Operating Agreement, any negotiations pertaining thereto, any of the transactions contemplated hereby, or the Business of the Company; or, (ii) pertains to confidential or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary. No Member shall use any information which (i) pertains to this Amended and Restated Operating Agreement, any negotiations pertaining hereto, any of the transactions contemplated hereby, or the Business of the Company; or, (ii) pertains to the confidential or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary, except in connection with the transactions contemplated hereby. The term "confidential information" is used in this Section 6.8 to describe information which is confidential, non-public or proprietary in nature, was provided to such Member or its representatives by the Company, any other Member, and relates either directly, or indirectly to the Company or the Business. Information which (i) is available, or becomes available, to the public through no fault or action by such Member; or (ii) becomes available on a non-confidential basis from any source other than the Company, any other Member, and such source is not prohibited from disclosing such information, shall not be deemed confidential information.

6.9 Transactions Between a Member and the Company. Except as otherwise provided by applicable law, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company and has the same rights and obligations when transacting business with the Company as a person or entity who is not a Member. A Member may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member.

6.10 Other Instruments. Each Member hereby agrees to execute and deliver to the Company within 5 days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Managers deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Amended and Restated Operating Agreement.

SECTION 7
ACCOUNTING, BOOKS AND RECORDS

7.1 Accounting, Books and Records.

7.1.1. The Company shall keep on site at its principal place of business each of the following:

(a) A current list of the full name and last known business address of each Member and the Manager, separately identifying the Members in alphabetical order and the Manager, in alphabetical order;

(b) A copy of the filed Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed; and

(c) Copies of any then effective Operating Agreement of the Company.

7.1.2. The Managers shall determine the accounting methods utilized by the Company.

7.2 Reports.

7.2.1. In General. The Tax Matters Member of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company's accountants.

7.2.2. Reports. Within 90 days after the end of each fiscal year, the Tax Matters Member shall furnish each Member with a copy of the balance sheet of the Company as of the last day of the applicable period, an income statement for the Company for such period, and a statement of the Company's cash flow for such period. Annual statements shall also include a statement of the Member's capital accounts and changes therein for such fiscal year.

7.3 Tax Matters.

7.3.1. Tax Elections. The Members of the Company have elected Naranjo Family Limited Partnership to act as the "Tax Matters Member" under the Code and in any similar capacity under state or local law.

7.3.2. Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each fiscal year of the Company but not later than 5 months after the end of each fiscal year.

SECTION 8
AMENDMENTS

Amendments to this Amended and Restated Operating Agreement may be proposed by the Managers or any Member. Following such proposal, the Managers shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Managers shall include in any such submission a recommendation as to the proposed amendment. The Managers shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the unanimous vote of the Members. Notwithstanding the foregoing, this Amended and Restated Operating Agreement shall not be amended without the consent of each Member adversely affected (i) if such amendment would modify the limited liability of a Member; or, (ii) alter the interest of a Member in profits, losses, other items, or any Company distributions.

SECTION 9
TRANSFERS

9.1 Restrictions on Transfer of Membership Interests. This Section 9 shall apply to the sale, pledge or transfer of all membership interests in the Company owned by the Members hereafter acquired by the Members, all of which are referred to herein collectively as "Membership Interests." No Membership Interests shall be assigned, sold, conveyed, pledged, hypothecated, gifted or otherwise transferred directly or indirectly by a Member without the consent of all the Members.

9.2 Buy-Sell Procedure. Members shall have the right to initiate the procedure set forth in this Section 9.2. The initiating Member, for purposes of this Section 9.2, is referred to hereinafter as the "Offeror." The Offeror shall deliver to the other Party, ("Offeree") an offer in writing stating the purchase price (stated as the member's capital contribution plus a premium) for the acquisition of 100% of the Offeree's Membership Interests ("Offer"). Within 60 days from the date of the Offeree's receipt of the Offer, the Offeree shall then be obligated either to (i) sell to the Offeror its Membership Interests at the price and terms set by the Offeror; or, (ii) to purchase from the Offeror its Membership Interests at the price and terms offered by the Offeror. Failure of the Offeree to give the Offeror notice, within the 60-day period referred to above, of which option the Offeree elects to pursue shall be conclusively deemed to be an election to sell under subsection (i) of this Section 9.2. The closing of a purchase pursuant hereto shall be held not more than 60 days after receipt by the Offeree of the Offer, at the offices of the Company's counsel. At such closing, the selling Party ("Seller") shall assign to the purchasing Party ("Buyer") its Membership Interests free and clear of all liens, claims and encumbrances, and execute all other documents that may be necessary to effectuate the purposes of this Amended and Restated Operating Agreement, and the Buyer, shall pay the purchase price in accordance with the terms of the Offer.

9.3 Legend. Each share certificate representing the Membership Interests now or hereafter held by the Members during the duration of this Agreement shall be stamped with a legend in the following form:

FRONT

The interests evidenced by this certificate are subject to the restrictions set forth on the back of this certificate.

REVERSE

The transfer of the interests represented by this certificate are restricted under the terms of that certain Amended and Restated Operating Agreement dated as of the 6th day of May 2005, among the Members of the LLC.

9.4 Termination. This Agreement shall terminate upon the occurrence of any of the following events:

9.4.1. Written agreement of all the Members.

9.4.2. As to any Member when that Member is no longer an owner of Membership Interests.

9.5 Permitted Transfers. Any Party may sell, give or bequeath all or any portion of its Membership Interests to "Permitted Transferees" without complying with the other provisions of this Agreement; however, (i) as a condition precedent to such permitted transfer, any such Permitted Transferee must become a party signatory hereto and be bound by the terms of this Agreement; and, (ii) the sale, pledge or transfer of interests in any entity which is a Permitted Transferee which would result in such entity no longer qualifying as a Permitted Transferee shall require approval of the other Parties. Permitted Transferees are defined as follows:

9.5.1 a shareholder or member of a Member ("Shareholder");

9.5.2. a spouse or descendants of a Shareholder or Member, including step-children and step-grandchildren of a Member ("Member's Family");

9.5.3. any trust for the benefit of a Member or Member's Family;

9.5.4. any partnership wholly owned by a Member;

9.5.5. any corporation or other business entity wholly owned by a Member; and,

9.5.6. the estate of a Member or Shareholder.

9.6 Involuntary Assignment by Member. In the event that a Membership Interests are taken by levy, foreclosure, charging order, execution, or other similar proceeding, the Company shall not dissolve but the assignee of said interest shall be entitled to no more than to receive the profits and losses attributable to said Membership Interests in accordance with the assignee's percentage interest and, in no event, shall said assignee have the right to interfere with the management or administration of the Company business or affairs or to become a Member entitled to exercise the rights of a Member, i.e., become a substitute Member, except as otherwise provided herein.

9.7 Prohibited Transfers. Any purported Transfer of Membership Interests that is not a permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a permitted Transfer (or if the Managers, in their sole discretion, elects to recognize a Transfer that is not a permitted Transfer), the Membership Interests transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Amended and Restated Operating Agreement with respect to the transferred Membership Interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Company. In the case of a Transfer or attempted Transfer of Membership Interests that is not a Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

9.8 Distributions and Allocations in Respect of Transferred Membership Interests. If any Membership Interests are Transferred during any fiscal year in compliance with the provisions of this Section 9, profits, losses, each item thereof, and all other items attributable to the Transferred Membership Interests for such fiscal year shall be divided and allocated between the transferor and the transferee by taking into account their varying percentage Membership Interests during the fiscal year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Tax Matters Member. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least 10 days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Membership Interests were transferred and such other information as the Tax Matters Member may reasonably require within 30 days after the end of the fiscal year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Membership Interests on the last day of such fiscal year. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.8, whether or not any Tax Matters Member or the Company has knowledge of any Transfer of ownership of any Membership Interests.

SECTION 10
DISSOLUTION AND WINDING UP

10.1 Dissolution Events.

10.1.1 Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a "Dissolution Event"):

a. A Super Majority vote of the Members to dissolve, wind-up, and liquidate the Company;

b. A judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the Business; or

c. The Bankruptcy, dissolution, retirement, resignation or expulsion of any Member; provided, that any such event will not be deemed a Dissolution Event in the event that there are at least 2 remaining Members and, if there are two remaining Members each remaining Member agrees to continue the business of the Company within 90 days after the occurrence of such an event. However, if there are more than two remaining Members, a majority of the remaining Members agree to continue the business of the Company within 90 days after the occurrence of such an event.

d. Unless Sections 10.1.1(a), 10.1.1(b) or 10.1.1(c) cause a prior dissolution, the Company's existence shall terminate on December 31, 2049.

The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

10.1.2. Reconstitution. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Dissolution Event, then within an additional 90 days after such determination (the "Reconstitution Period"), all of the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Amended and Restated Operating Agreement by forming a new limited liability company on terms identical to those set forth in this Amended and Restated Operating Agreement. Unless such an election is made within the Reconstitution Period, the Company shall liquidate and wind up its affairs in accordance with Section 10.2 hereof. If such an election is made within the Reconstitution Period, then:

a. The reconstituted limited liability company shall continue until the occurrence of a Dissolution Event as provided in this Section 10.1;

b. Unless otherwise agreed to by a majority of the Members, the Articles and this Amended and Restated Operating Agreement shall automatically constitute the Articles and this Amended and Restated Operating Agreement of such new Company. All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed and transferred to the new Company. No bond, collateral, assumption or release of any Member's or the Company's liabilities shall be required; provided that the right of the Members to select successor Managers and to reconstitute and continue the Business shall not exist and may not be exercised unless the Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

10.2 Winding Up. Upon the occurrence of (i) a Dissolution Event; or, (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event (unless the Company is reconstituted pursuant to Section 10.1.2 hereof), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs, provided that all covenants contained in the Operating Agreement and obligations provided for in this Amended and Restated Operating Agreement shall continue to be fully binding upon the Members until such time as the property has been distributed pursuant to this Section 10.2 and the Articles has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within 90 days of the occurrence of the Dissolution Event and within 90 days after the last day on which the Company may be reconstituted pursuant to Section 10.1.2 hereof. The Liquidator shall take full account of the Company's liabilities and property and shall cause the property or the proceeds from the sale thereof (as determined pursuant to Section 10.9 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

10.2.1. First, to creditors (including Members and Managers who are creditors, to the

extent otherwise permitted by law) in satisfaction of all of the Company's Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to members under Section 608.426 or Section 608.427 of the Act;

10.2.2. Second, except as provided in this Amended and Restated Operating Agreement, to members and former Members of the Company in satisfaction of liabilities for distribution under Section 608.426 or Section 608.427 of the Act; and

10.2.3. The balance, if any, to the Class A Members and Class B Members in accordance with the positive balance in their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

No Member or Manager shall receive additional compensation for any services performed pursuant to this Section 10.

10.3 Rights of Members. Except as otherwise provided in this Amended and Restated Operating Agreement, each Member shall look solely to the property of the Company for the return of its capital contribution and has no right or power to demand or receive property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such capital contribution, the Members shall have no recourse against the Company or any other Member or Manager.

10.4 Notice of Dissolution/Termination.

10.4.1. In the event a Dissolution Event occurs or an event occurs that would, but for provisions of Section 10.1, result in a dissolution of the Company, the Manager shall, within 30 days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Manager) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Manager).

10.4.2. Upon completion of the distribution of the Company's property as provided in this Section 10 the Company shall be terminated, and the Liquidator shall cause the filing of the Articles of Dissolution pursuant to Section 608.446 of the Act and shall take all such other actions as may be necessary to terminate the Company.

10.5 Allocations During Period of Liquidation. During the period commencing on the first day of the fiscal year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 10.2 hereof (the "Liquidation Period"), the Members shall continue to share profits, losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 3 hereof.

10.6 The Liquidator.

10.6.1. Definition. The "Liquidator" shall mean a Person appointed by the Managers to

oversee the liquidation of the Company.

10.6.2. Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Section 10 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

10.6.3. Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys' fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

10.7 Form of Liquidating Distributions. For purposes of making distributions required by Section 10.2 hereof, the Liquidator may determine whether to distribute all or any portion of the property in-kind or to sell all or any portion of the property and distribute the proceeds therefrom.

SECTION 11
MISCELLANEOUS

11.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Amended and Restated Operating Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed; or, (ii) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members and Managers:

11.1.1. If to the Company, to the address determined pursuant to Section 1.4 hereof;

11.1.2. If to the Managers or to a Member, to the address set forth in Schedule A attached hereto.

11.2 Binding Effect. Except as otherwise provided in this Amended and Restated Operating Agreement, every covenant, term, and provision of this Amended and Restated Operating Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

11.3 Construction. Every covenant, term, and provision of this Amended and Restated Operating Agreement shall be construed simply according to its fair meaning and not strictly for or

against any Member.

11.4 Time. In computing any period of time pursuant to this Amended and Restated Operating Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

11.5 Headings. Section and other headings contained in this Amended and Restated Operating Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Amended and Restated Operating Agreement or any provision hereof.

11.6 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Amended and Restated Operating Agreement is intended to be severable, and, if any term or provision of this Amended and Restated Operating Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Amended and Restated Operating Agreement. The preceding sentence of this Section 11.6 shall be of no force or effect if the consequence of enforcing the remainder of this Amended and Restated Operating Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

11.7 Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Amended and Restated Operating Agreement and referred to herein is not incorporated in this Amended and Restated Operating Agreement by reference unless this Amended and Restated Operating Agreement expressly otherwise provide.

11.8 Variation of Terms. All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

11.9 Governing Law. The laws of the State of Florida shall govern the validity of this Amended and Restated Operating Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

11.10 Waiver of Jury Trial. Each of the Members irrevocably waives to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Amended and Restated Operating Agreement.

11.11 Counterpart Execution. This Operating Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

11.12 Conflicting Provisions. Any conflict between the terms of any other agreement and this Amended and Restated Operating Agreement shall be resolved in favor of the Operating Agreement.

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OPERATING AGREEMENT OF PLACE DES ARTS LLC
[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed and entered into this Amended and Restated Operating Agreement of the Company as of the day first above set forth.

MANAGERS:

Eduardo Naranjo   Carlos Mauricio Navarro

CLASS A MEMBERS:

NARANJO FAMILY LIMITED PARTENRSHIP
a Florida limited partnership
General Partner: G L I Corporation

By: ______________________________
Eduardo Naranjo, President of General Partner

____
Randy Herscovici

NAVARRO FAMILY LIMITED PARTENRSHIP
a Florida limited partnership
General Partner: Navarro Management, Inc.,
a Florida corporation

By: ______________________________
Carlos Mauricio Navarro, President of General Partner

CLASS B MEMBER:

AZUR DEVELOPMENT CORP. (formerly known as Mingo Bay Development Corp.)

By: ______________________________
Donald Winfrey, President

OPERATING AGREEMENT OF PLACE DES ARTS LLC
[CONTINUED SIGNATURE PAGE]

IN WITNESS WHEREOF, the have executed and entered into this Amended and Restated Operating Agreement of the Company as of the day first above set forth.

By: ____________________________
Jeffrey Grene

SCHEDULE A

	Units	Total Ownership Percentage Interests
Class A Units:		
Naranjo Family Limited Partnership	92	30.666%
Randy Herscovici	92	30.666%
Navarro Family Limited Partnership	92	30.666%
Jeffrey Grene	15	5%
Class B Units:		
Azur Development Corp. (formerly Mingo Bay Development Corp.)	9	3%